Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-1 (File No. 333-234447 and 333-235359) and Form S-3 (File No. 333-217390, 333-234449, 333-238631 and 333-248095) of Akers Biosciences, Inc. of our report dated March 1, 2021 relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ Morison Cogen LLP

Blue Bell, Pennsylvania

March 1, 2021